SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                            _________

                            FORM 11-K


                          ANNUAL REPORT
                PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934




(Mark One):

X ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
   EXCHANGE ACT OF 1934 [FEE REQUIRED].
   For the fiscal year ended December 31, 1993.

                               OR

_  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
   EXCHANGE ACT OF 1934 [NO FEE REQUIRED].
   For the transition period from ____________ to ______________.

   Commission file number 0-14796


     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

          Comprecare Tax Deferred Savings Plan

     B. Name of issuer of the securities held pursuant to the plans and the address of its principal executive office:

          FHP International Corporation
          9900 Talbert Avenue
          Fountain Valley, California 92708

                      REQUIRED INFORMATION

     FHP International Corporation hereby files the financial statements required by Form 11-K with respect to the Comprecare Tax Deferred Savings Plan (the "Plan"). The financial statements for the Plan and the report of independent auditors are attached hereto as Exhibits and are incorporated in this Annual Report on Form 11-K by reference.


                           SIGNATURES

     The Plan.  Pursuant to the requirements of the Securities
Exchange Act of 1934, the trustee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                              COMPRECARE TAX DEFERRED SAVINGS
                                PLAN



                              Comerica Bank - California,
                              as Trustee


Date:  September 9, 1994      By:  /s/ Marc Rebboah
                                   Marc J. Rebboah
                                   Senior Vice President


                              By:  /s/ Margaret Newby
                                   Margaret A. Newby
                                   Senior Trust Officer

                          EXHIBIT INDEX



    Exhibit
      No.                 Description            Sequentially
                                                   Numbered
                                                     Page
    1             Financial Statements and
                  Schedules for the Comprecare Tax
                  Deferred Savings Plan for the two
                  years ended December 31, 1993 and
                  1992 (with Independent Auditors'
                  Report thereon).

    2             Consent of Ernst & Young LLP.